Exhibit (h)(xiii)

AMENDMENT

To Transfer Agency and Service Agreement

Between

Schroder Series Trust (the “Fund”)

And

State Street Bank and Trust Company (the “Bank”)

This Amendment is made as of this 16th day of June, 2014, between the Fund and the Bank to a Transfer Agency and Service Agreement dated October 27, 1993, as amended, (the “Agreement”).  In accordance with Article 10 (Additional Funds) and Article 12 (Amendment) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.              Schedule A.  The current Schedule A to the Agreement is replaced and superseded with the Schedule A attached hereto and dated June 16, 2014;

2.              All defined terms and definitions in the Agreement shall be the same in this amendment (the “Amendment”) except as specifically revised by this Amendment; and

3.              Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

SCHRODER SERIES TRUST		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Alan M. Mandel	By:	/s/ Michael Rogers

Name:	Alan M. Mandel	Name:	Michael Rogers

Title:	Treasurer	Title:	Executive Vice President

SCHEDULE A

Schroder Series Trust

Dated: June 16, 2014

Schroder Absolute Return EMD and Currency Fund

Schroder Broad Tax-Aware Value Bond Fund

Schroder Emerging Market Equity Fund

Schroder Emerging Markets Multi-Cap Equity Fund

Schroder Emerging Markets Multi-Sector Bond Fund

Schroder Global Multi-Asset Income Fund

Schroder Global Strategic Bond Fund

Schroder International Multi-Cap Value Fund

Schroder Long Duration Investment-Grade Bond Fund

Schroder Total Return Fixed Income Fund

Schroder U.S. Small and Mid Cap Opportunities Fund